QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99(a)(1)(D)

27001 Agoura Road, Suite 325 Calabasas Hills, California 91301 (818) 871-5000

ELECTION FORM

PURSUANT TO THE STOCK OPTION EXCHANGE PROGRAM
AND THE OFFER TO EXCHANGE DATED NOVEMBER 14, 2003

The deadline for receipt of this Election Form is 5:00 p.m., Los Angeles time, on December 15, 2003

        A list of all of my options appears on the "Personnel Option Status" report that was distributed to me with THQ Inc.'s ("THQ") Offer to Exchange dated November 14, 2003. The report includes the following options to purchase shares of common stock of THQ Inc. granted under either THQ's 1997 Stock Option Plan or Nonexecutive Employee Stock Option Plan:

  •
  Eligible Options: options to purchase shares of THQ's common stock with an exercise price per share equal to or greater than $27.00, which are eligible for exchange in the Stock Option Exchange Program; and

  •
  Options that are NOT Eligible: options to purchase shares of THQ's common stock with an exercise price per share of less than $27.00, which are not eligible for exchange.

☐
YES. I ELECT TO PARTICIPATE IN THE STOCK OPTION EXCHANGE PROGRAM:

  I hereby elect to exchange my Eligible Options listed in the table below. I understand that if this election to exchange is accepted, my Eligible Options listed below will be cancelled on the Election Deadline (currently scheduled for December 15, 2003) unless I effectively withdraw this Election by completing, executing and delivering a Change In Election Form prior to the Election Deadline in accordance with the terms set forth in the Offer to Exchange.

You must complete the table below to indicate the Eligible Options that you would like to exchange

You must exchange either all or none of the Eligible Options granted to you on the same date with the same exercise price.

ELIGIBLE OPTION NUMBER	OPTION GRANT DATE	PLAN	TYPE	TOTAL SHARES	EXERCISE PRICE PER SHARE	SHARES OUTSTANDING

☐
NO. I ELECT NOT TO PARTICIPATE IN THE STOCK OPTION EXCHANGE PROGRAM.

        Please complete and SIGN this Form on the REVERSE SIDE and return it to Brenda Butters by hand delivery or regular or overnight mail, at 27001 Agoura Road, Suite 325, Calabasas Hills, California 91301. Delivery by facsimile or email is not acceptable.

Please see the Risk Factors as well as Section 15 of the Offer to Exchange document which set out a summary of the risks and the tax implications of your election to exchange options.

The deadline for receipt of this Election Form is 5:00 p.m., Los Angeles time, on December 15, 2003

To: THQ Inc.

        Pursuant to the Offer to Exchange dated November 14, 2003 (the "Offer to Exchange"), I have elected to exchange and hereby surrender for cancellation the Eligible Options indicated on the reverse side of this Election Form. In addition to the representations and acknowledgements by me on the reverse side of this Election Form, I hereby represent, warrant and acknowledge the following to THQ Inc. ("THQ"):

  •
  I am not required to exchange all of my Eligible Options, but I must tender all of my options that were granted on the same date that have the same exercise price. I may elect to exchange the remaining portion of any grant of Eligible Options that I have partially exercised.

  •
  Any Eligible Options that I have elected to surrender for exchange on this Election Form are tendered subject to the terms and conditions of the offer as set forth in the Offer to Exchange, a copy of which I acknowledge having received and read.

  •
  I have full power and authority to execute this Election Form and to surrender for exchange the Eligible Options indicated in this Election Form.

  •
  All authority conferred or agreed to be conferred in this Election Form regarding the Eligible Option(s) that I have surrendered for exchange shall not be affected by, and shall survive, my death or incapacity, and all of my obligations hereunder shall be binding upon my heirs, personal representatives, successors and assigns.

  •
  THQ's acceptance of my surrendered Eligible Options and this Election Form will constitute a binding agreement between THQ and me, upon the terms and subject to the conditions of the Offer to Exchange.

  •
  If my surrendered Eligible Options are accepted for exchange, I acknowledge that I will have no right, title or interest to my surrendered Eligible Option(s) indicated in the table on the reverse side of this Election Form and any certificates or other documentation evidencing such option grant(s) shall be void and of no further effect.

  •
  If my surrendered Eligible Options are accepted for exchange by THQ, I acknowledge that the replacement option(s) I receive:

  •
  will be an amount determined based on the Eligible Options that I have elected to exchange in accordance with the following exchange ratio:

EXERCISE PRICE PER SHARE	EXCHANGE RATIO (SURRENDERED TO NEW)
$27.00 to $33.00	1.5-for-1
$33.01 and above	1.75-for-1
    •
    will not be granted until at least the first business day that is six months and one day after the date that my Eligible Options are accepted for exchange by THQ and cancelled;

    •
    may not be exercised for a period of six months following the date that the replacement options are granted;

    •
    will have an exercise price equal to the closing price of a share of THQ's common stock on the Nasdaq Stock Market on the grant date of the replacement options and that such exercise price could be higher than the exercise price of the Eligible Options that I have elected to exchange;

    •
    will be subject to the terms and conditions of the same employee stock plan that the my surrendered Eligible Options were subject to (either the 1997 Stock Option Plan or the Nonexecutive Employee Stock Option Plan) and a new option grant agreement between THQ and me that will be forwarded to me after the grant of the new options; and

    •
    if I am an employee in the United Kingdom, will be subject to a new option grant agreement between THQ and me that includes a condition of exercise of the new options that, if so required by THQ or one of its subsidiaries, I will enter into an election under section 431 Income Tax (Earnings and Pensions) Act 2003 (election for full or partial disapplication of the "restricted shares" regime).

  •
  I also acknowledge that I must be an employee of THQ or one of its subsidiaries on the date the Offer commenced, on the Election Deadline and on the date when the replacement options are granted in order to receive new options. I further acknowledge that if I do not remain an employee on each such date, I will not receive any new options or any other consideration for the Eligible Options that I surrendered for exchange and that are accepted for exchange pursuant to the offer. If I pass away, become disabled, terminate with or without a good reason or am terminated with or without cause before the date when the replacement options are granted, then I will not receive anything for the Eligible Options that I surrendered for exchange.

  •
  I recognize that as set forth in the Offer to Exchange, THQ may terminate or amend the offer and reject or postpone its acceptance and cancellation of any and all options surrendered for exchange.

  •
  If this election to exchange Eligible Options is accepted, I acknowledge that I will be ineligible to receive any new grants of options for a period of six months and one day after the Election Deadline.

  •
  I have read, understand and agree to all of the terms and conditions of the offer as set forth in the Offer to Exchange dated November 14, 2003.

Signature:	Date:
Print Name:	Social Security Number:

QuickLinks

ELECTION FORM PURSUANT TO THE STOCK OPTION EXCHANGE PROGRAM AND THE OFFER TO EXCHANGE DATED NOVEMBER 14, 2003